Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP RELEASES

FEBRUARY 2009 US TRADING STATISTICS

NEW YORK, NY, March 9, 2009 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that February 2009 US trading volume was 4.0 billion shares and average daily volume (ADV) was 209 million shares. This compares to 4.0 billion shares and ADV of 202 million shares in January 2009 as well as 4.0 billion shares and ADV of 202 million shares in February 2008.

There were 19 trading days in February 2009 and 20 trading days in both January 2009 and February 2008.

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

February:	19	3,968,039,268	208,844,172

Year-to-Date:	39	8,015,445,746	205,524,250

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

ITG Contact:

Maureen Murphy

(212) 444-6323

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